Exhibit 4.2

FIRST AMENDMENT AND WAIVER AGREEMENT

This FIRST AMENDMENT AND WAIVER AGREEMENT (this “First Amendment”) is made and entered into with effect as of March 31, 2025 (“Effective Date”) by and between Game Your Game, Inc., a Delaware corporation (the “Company”), and Grafiti LLC (the “Holder”) of that certain promissory note, issued on December 28, 2024, as may be amended from time to time (the “Note”). The Company and the Holder are sometimes referred to singularly as a “party” and collectively as the “parties”. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Note.

WHEREAS, subject to the terms and conditions herein, the parties desire to amend the Note, to extend the applicable Maturity Date to “December 31, 2025” and waive any Event of Default arising from the failure to pay the outstanding amounts payable by the Company under the Notes as of the original Maturity Date (the “Original Maturity Date”).

NOW, THEREFORE, in consideration of the mutual covenants of the parties as hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1. Amendment and Waiver.

1.1 The “Maximum Amount” as defined in the preamble of the Note is hereby amended and restated from “two million five hundred thousand dollars ($2,5000,000)” to “three million dollars ($3,000,000)”.

1.2 The reference to “March 31, 2025” in Section 1(i) of the Note with respect to the definition of the term "Maturity Date” as defined in the Note is hereby amended to “December 31, 2025.”

1.3 Section 5(a) of the Note is hereby amended and restated as follows:

“(a) Failure to Make Required Payments. Failure by Maker to pay the outstanding principal amount and any Interest Amount due pursuant to this Note on the Maturity Date.”

1.4 Schedule 1 to the Note (the “Payee Schedule”) is hereby amended and replaced with the attached Schedule 1 as of the date of this First Amended.

1.5 Any Event of Default arising from the nonpayment of the principal amount or Interest Amount as of the Original Maturity Date is hereby waived with effect as of such Original Maturity Date.

2. Effect on Transaction Documents.

2.1 As of the date hereof, each reference in the Note to “this Note,” “hereunder,” “hereof” or words of like import referring to the Note, shall mean and be a reference to the Note, as amended by this First Amendment.

2.2 Except as expressly set forth herein, the terms and conditions of the Note shall remain in full force and effect and each of the parties reserves all rights with respect to any other matters and remedies.

3. Fees and Expenses. Each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this First Amendment.

4. Miscellaneous.

4.1 This First Amendment and the Note contain the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters. This First Amendment shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. This First Amendment may not be amended, modified or supplemented, and no provision of this First Amendment may be waived, other than by a written instrument duly executed and delivered by the parties.

4.2 In all respects, including all matters of construction, validity and performance, this First Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of California as applicable to contracts made and performed in such State, without regard to principles thereof regarding conflicts or choice of law. Except as expressly set forth in this First Amendment, the terms and provisions of the Note shall continue unmodified and in full force and effect. In the event of any conflict between this First Amendment and the Note, this First Amendment shall control.

4.3 This First Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same agreement. In the event that any signature is delivered in .pdf by email, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such signature were the original thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

GAME YOUR GAME INC.

By:	/s/ Dominic Poole
Name:	Dominic Poole
Its:	CFO

Agreed and acknowledged:

GRAFITI LLC

By:	/s/ Nadir Ali
Name:	Nadir Ali
Its:	CEO

Schedule I

Advance Date or Drawdown Date	Advance Amount Drawdown Amount
February 2, 2024	140,000.00
February 8, 2024	65,000.00
March 15, 2024	100,000.00
March 27, 2024	140,000.00
April 12, 2024	5,000.00
April 29, 2024	100,000.00
May 2, 2024	65,000.00
May 23, 2024	170,000.00
June 28, 2024	160,000.00
July 24, 2024	160,000.00
August 29, 2024	150,000.00
September 27, 2024	150,000.00
October 24, 2024	160,000.00
November 26, 2024	100,000.00
December 3, 2024	60,000.00
December 20, 2024	140,000.00
December 27, 2024	25,000.00
January 22, 2025	90,000.00
February 13, 2025	90,000.00
March 27, 2025	90,000.00
Total	U.S. $2,160,000.00

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